UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 20, 2007

CFS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

INDIANA
(State or Other Jurisdiction of Incorporation)

000-24611	35-2042093
(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

(219) 836-5500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01       Other Events

On March 20, 2007, CFS Bancorp, Inc. (the "Company") announced that it will reduce its overall staffing level by approximately 7.5% through attrition, consolidation and voluntary separations. The Company anticipates a one-time, pre-tax charge of approximately $277,000 in the first quarter of 2007 related to termination benefits. The Company expects these initiatives to reduce salary and benefits expense by $1.3 million annually and expects to reach that annualized run rate of savings by the end of the first quarter of 2008.

The announcement culminates a twelve week period of process reviews, performance reviews, analyses of new software upgrades and purchases, and an executive separation offering. Other than reassignment of duties and specific training initiatives, no other specific separations are anticipated in the near term. During the first quarter of 2007, the Company also instituted an aggressive sales performance management system in its retail banking operation and its commercial and residential loan origination areas.

This Form 8-K contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. The words “anticipate”, “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they related to the Company or the Company’s management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC.

Date: March 20, 2007	By:	/s/ Joyce M. Fabisiak
Joyce M. Fabisiak
Vice President